S&P Global
Market Intelligence

WidePoint Corporation NYSEAM:WYY

FQ4 2022 Earnings Call Transcripts

Monday, March 27, 2023 8:30 PM GMT

S&P Global Market Intelligence Estimates

	-FQ4 2022-	-FY 2022-
	ACTUAL	ACTUAL
EPS Normalized	(1.02)	(0.84)
Revenue (mm)	23.34	94.10

Currency: USD
Consensus as of Aug-16-2022 11:00 AM GMT


Stock Price [USD] vs. Volume [mm] with earnings surprise annotations
Share Price
Volume
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
7.00mm
6.00mm
5.00mm
4.00mm
3.00mm
2.00mm
1.00mm
0.00mm
Mar 2022
May 2022
Jul 2022
Sep 2022
Nov 2022
Jan 2023
Mar 2023

- EPS NORMALIZED -

	CONSENSUS	ACTUAL	SURPRISE
FQ1 2022	0.00	(0.04)	NM
FQ2 2022	(0.04)	0.29	NM
FQ3 2022	(0.03)	(0.06)	NM
FQ4 2022	-	(1.02)	NM

Table of Contents

Call Participants

EXECUTIVES

Jason Holloway
Chief Revenue Officer

Jin H. Kang
President, CEO & Director

Robert J. George
Executive VP & CFO

ANALYSTS

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

Presentation

Operator

Good afternoon. Welcome to WidePoint's Fourth Quarter and Full Year 2022 Earnings Conference Call. My name is Matthew, and I'll be your operator for today's call. Joining us for today's presentation are WidePoint's President and CEO, Jin Kang; Chief Revenue Officer, Jason Holloway; and Chief Financial Officer, Robert George. Following their remarks, we will open up the call for questions from WidePoint's publishing analysts and major investors. If your questions were not taken today and you'd like additional information, please contact WidePoint's Investor Relations team at wyy@gatewayir.com.

Before we begin the call, I would like to provide WidePoint's safe harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-K filed with the Securities and Exchange Commission.

Finally, I'd like to remind everyone that this call will be made available for replay via link in the Investor Relations section of the company's website at www.widepoint.com.

Now I'd like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin H. Kang
President, CEO & Director

Thank you, operator, and good afternoon to everyone. Thank you for joining us today to review our financial results for the fourth quarter and full year ended December 31, 2022.

I am pleased to share with you all that we ended 2022 on a high note as we met our guidance targets for full year revenue of $94 million and adjusted EBITDA of $1 million while simultaneously experiencing several encouraging events within our core business. It's safe to say that the investments we have made throughout the past year have optimally positioned us toward a positive trajectory in 2023 as we are starting to reap the fruits of closed deals that have been in the pipeline for quite some time in addition to operating with a leaner workforce.

As I shared on our last call, though we reduced our staffing cost by 10%, our ability to close new contracts was not affected as we continue to invest in sales and marketing. In fact, we are projected to outpace the total revenue and adjusted EBITDA figures of 2022 this year.

We are also forecasting to be cash flow positive for 2023 as the majority of our capital projects have reached their logical completion as well as increases in our more profitable managed services revenue. We're making this bold forecast because our robust sales pipeline continues to grow.

In parallel with winning new customers and new net deals, our team has been doing a phenomenal job of fulfilling our contractual obligation to our existing customers. And we have been successful in expanding the scope of services as well as winning renewals with them.

The numbers speak for themselves as we have officially retained over 97% of all customers on a revenue basis. A big driver for this success is due to several upsell and cross-sell opportunities we can provide to our customers in tandem with our track record of service delivery excellence and the growing need for the types of solutions that we provide.

On brand with the theme of a strong 2023 for WidePoint, there are other encouraging events that we are excited about. For one, our capital investments has significantly decreased as almost all of our infrastructure has been revamped. We have approximately $1.4 million worth of CapEx this year compared to the roughly $3.4 million we had in 2022.

From a working capital standpoint, we are fully operational with existing cash on hand and are not in need of any near-term financing. Given the status of the economy with surging interest rates and a myriad of uncertainties around the broader corporate America, cash is certainly king. We're very fortunate to be in the situation we're in and the trajectory of our business given our ability to be financially sustainable.

Additionally, we are in much more opportune position today when gauging the impact of the macroeconomic obstacles that were previously mentioned in our path toward progression. As illustrated through our robust sales pipeline and our customers' willingness to expand their working relationship with us and a healthy core operating business, it's safe to say that many of the issues of the past are no longer a material problem for us at present. Though there are still supply chain disruptions, impasse at the federal government debt ceiling and rise in interest rates, these factors are manageable given the certain status of our organization. WidePoint will continue to stay the course as we remain steadfast in our efforts to both organic and inorganic growth.

Furthermore, as we announced, we had a press release toward the end of November 2022, our Intelligent Technology Management System, or ITMS, has achieved FedRAMP in-process status. As a reminder, FedRAMP was established in 2011 to provide a cost-effective, risk-based approach for the adoption and use of cloud services by the federal government. FedRAMP empowers agencies to use modern cloud technology with an emphasis on security and protection of federal information.

We've been working diligently with a contracted third-party assessment organization and the Bureau of Alcohol, Tobacco, Firearms and Explosives to review and test the 616 security controls and sub-controls necessary to achieve FedRAMP authorization at the FISMA Moderate level. We have until May 2023 to complete the assessment to earn the FedRAMP authorization status. FedRAMP authorization status will put us in rare company and will position WidePoint ahead of our competition and open up new contract opportunities for us. We will keep you all posted on our progress.

We are also completing the installation and configuration of our hot coop site hardware and software. We will soon enter the testing stage for our hot COOP site. Testing will include both on-site testing at WidePoint facility and testing a secondary hosting facility. We are targeting the testing during the second quarter of this year. The move in final installation will occur no later than Q4 of 2023.

To be clear, we currently have a cold COOP site that meets our service level agreements. However, the hot COOP site will put us ahead of our competitors and will provide additional resiliency of our delivery system.

With that overview completed, I will now turn the call over to Jason to provide you with some details on the investment we are making in the sales and marketing front. Jason?

Jason Holloway
Chief Revenue Officer

Thanks, Jin, and good afternoon, everyone. I wanted to start by sharing that there are many encouraging activities taking place in both the government and commercial sectors of our go-to-market strategy. With respect to our government vertical, I am pleased to share that we have recently entered into a strategic partnership agreement with our major identity management solution provider.

The goal is to provide ongoing credentialing support to 3 major federal agencies. However, details of engagement are currently under NDA. We hope to share the details in our upcoming earnings calls, and of course, we will be sure to notify the public via appropriate Reg FD channels as soon as we are able.

Additionally, as you may have seen in one of our recent press releases, we announced that we signed a reseller agreement with BK Technologies Corporation for the resale of BK Technologies' InteropONE Push-To-Talk Over Cellular service. We plan to use our Cellular Wireless Managed Services CWMS IDIQ contract as a vehicle to sell BK's InteropONE service to the U.S. Department of Homeland Security and U.S. Department of State agencies.

InteropONE is designed to enable all first responders to communicate regardless of which cellular network they use or Push-to-talk Over Cellular service they subscribed to or even first responders who do subscribe

to a Push-to-talk Over Cellular service, providing interoperable communications during emergency incidents with no other communications platforms meets the need.

As it relates to our CWMS IDIQ contract with DHS with the task orders that we have received to date, we are approaching 80% of the contract ceiling. Additionally, we are anticipating some follow-on task orders that could potentially reach or exceed the original ceiling of $500 million.

I'll now shift gears to the commercial sector, where we are also seeing immense progress. As we mentioned on the last call, our agreement with CSG International has recently translated to our top line and has resulted in the execution of deals for Soft-ex. Our relationship with CSG has brought us material contracts with a national media company and a national telecommunication carrier.

Additionally, we are currently in the implementation process for a national cable company. Moreover, one of the more prominent partners we struck a deal with was with an S&P 500 food and beverage company for our mobile and telecom managed services. Not only was this a significant win for WidePoint, but it was even more impactful given the fact that we replaced one of our competitors, which was being used by this food and beverage titan.

As a status report from the last earnings call, I am proud to share that the progress we have made of implementing our quantum resistant Multifactor Authentication Solution or MFA into K-12 schools has been successful so far. The feedback that we have received to date has been very positive, so much so that we are currently developing a custom commercial enterprise software certificate to be used not only in the K-12, but to all of the existing identity and access management commercial customers. Our goal is to have the new capability rolled out by the end of Q3. I will provide an update on the next earnings call.

With that, I will hand the call over to Bob.

Robert J. George
Executive VP & CFO

Thank you, Jason. Good afternoon, everyone. I'm pleased to share the details of our fourth quarter and full year 2022 financial results.

For the fourth quarter, our revenue was $23.3 million, a decrease of $1.1 million or 5% from the $24.5 million reported in the same quarter last year. For the full year ended December 31, 2022, our revenue was $94.1 million, an increase of $6.8 million or 8% from the $87.3 million reported last year.

Now I'll provide further revenue breakdown. For the fourth quarter, our carrier services revenue was $13.8 million, which is consistent with the $13.4 million of carrier services for the same period last year. For the full year ended December 31, 2022, our carrier services revenue is $53.3 million, an increase of $3.6 million or 7% from the $49.7 million reported last year. This is primarily due to a federal customer increasing the lines it managed by about 75%.

For the fourth quarter, our managed service revenue was $8.4 million, a moderate increase of $460,000 or 6% from the $7.9 million reported for the same quarter last year. For the full year ended December 31, 2022, managed service revenue is $28.1 million, an increase of $2.9 million or 11% from $25.2 million in 2021.

The increase is a result of the acquisition of IT Authorities or ITA, which added $5.1 million as a result of the full year results in 2022 compared to only 1 quarter results in 2021 as a result of the acquisition timing in 2021. The increase was partially offset by lower sales in our legacy lines of business.

For the fourth quarter, reselling and other revenues decreased by $2 million to $1.1 million from $3.1 million in the same period in 2021, reflecting lower overall selling and other revenues in our legacy lines of business. Reselling and other services are transactional in nature, and as a result, the amount and timing of revenue will vary significantly from quarter-to-quarter.

For the full year ended December 31, 2022, reselling and other services revenue increased by $300,000 as a result of the acquisition of ITA, which added $2.4 million for the full year of 2022 compared to only

1 quarter of ITA results in 2021 as a result of the acquisition timing in 2021. The increase was partially offset by lower sales from our legacy lines of business.

Gross profit for the fourth quarter is $3.6 million or 15% of revenues compared to $4 million or 16% of revenues in 2021. The lower gross margin is primarily related to lower relative margins in the ITA business.

Gross profit for the full year ended December 31, 2022, is $14.6 million or 15% of revenues compared to $16.4 million or 19% of revenues in 2021. The lower gross margin percentage is related to the increase in lower-margin carrier services this year and higher cost of sales relative to revenues in the ITA business compared with our legacy business lines. The increased costs are also a result of higher labor costs to support professional services. Our cost of revenues may fluctuate due to our revenue mix.

For the fourth quarter, general and administrative expenses of $3.6 million or 15% of revenues compared to $4 million or 16% of revenues for the same period in 2021. The decrease in general and administrative expenses relative to 2021 is primarily the result of costs incurred in 2021 associated with the ITA acquisition.

For the full year ended December 31, 2022, general and administrative expenses were $14.7 million or 16% of revenue compared to $12.7 million or 15% of revenues from 2021. The increase in general and administrative expenses is primarily due to recognition of a qualified payroll tax credit of $1.3 million in 2021 and increased general and administrative costs related to a full year of ITA expenses compared to only the fourth quarter of expenses in 2021.

For the fourth quarter of 2022, our GAAP net loss was $8.9 million or negative $1.02 of diluted EPS compared to GAAP net loss of $524,000 or negative $0.06 of diluted EPS in the same period last year. The main driver of the change in earnings was an increase to valuation allowance on the deferred tax assets related to our NOL carryforwards of $8.5 million in the fourth quarter of 2022.

For the full year ended December 31, 2022, our GAAP net loss was $23.6 million or negative $2.70 of diluted EPS compared to GAAP net income of $341,000 or $0.04 of diluted EPS in 2021. The main driver of the change in earnings was a goodwill impairment charge of $16.3 million reflected in the second quarter and the increase of the valuation allowance on the deferred tax assets of $8.5 million related to NOL carryforwards in the fourth quarter of 2022.

On a non-GAAP basis, our adjusted EBITDA for the fourth quarter of 2022 was $561,000 compared to $548,000 in the same period last year. For the full year ended December 31, 2022, our non-GAAP adjusted EBITDA was $1.1 million compared to $3.7 million in 2021.

Shifting to cash flow and the balance sheet. Our current ratio at the end of December 31, 2022, is 1.1:1 compared to 1.3:1 at December 31, 2021. We exited the year with $7.5 million in cash and cash equivalents. And with our expanded capacity and our revolving credit facility, we have $7 million of available borrowing capacity, subject to the terms and conditions of that credit facility. We believe that our operating cash flows, cash on hand, available credit line and other financing options gives us ample liquidity.

This completes my financial summary. For a more detailed analysis of our financial results, please reference our Form 10-K.

So with that, I'll turn the call back over to Jin.

Jin H. Kang
President, CEO & Director

Thank you, Bob, and thank you, Jason. Now I will quickly touch upon our M&A activities. As a player in the trusted mobility management space, we want to be able to further strengthen our capabilities here to become an industry leader.

That said, we have filtered down a list of candidates, and we are seriously vetting these companies for potential M&A activity. To further assist with our efforts of manifesting our inorganic growth strategy, we are engaged with several investment banks, and we'll continue to work diligently with them.

Again, as I mentioned earlier in my remarks, with the uncertain status of the broader economy and rising interest rates, the markets for M&A have become frothier as more companies begin searching for strategic alternatives. All in all, we have entered the new year with momentum, and we are continuing to build upon that.

Our move to a functionally aligned organization structure is largely complete as we have been able to focus resources, remove redundancies, operate more efficiently, improve synergies and cut costs, all of which have improved our financial performance as it relates to revenues, expenses, adjusted EBITDA and the bottom line.

With that said, we believe these actions should show year-over-year improvements in financial performance. As is our usual process, we plan to provide guidance during our first quarter earnings call in May.

We are confident that our sales pipeline consisting of commercial customer contracts, meaningful federal, state and local government sector customer contracts and our continued approach to team with large strategic partners will result in the successful execution of our financial projections.
With that said, we are ready to take questions from our analysts and major shareholders. Operator, will you please open the call for questions?

Question and Answer

Operator

[Operator Instructions] Your first question is coming from Scott Buck from H.C. Wainwright.

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

First one, I was hoping you could give us a little bit more color on the current selling environment, given the increased level of macro uncertainty. And if you could kind of break it out between potential corporate customers versus government or municipalities.

Jin H. Kang
President, CEO & Director

Sure. Thanks for that call, Scott. I think the environment is getting tougher with the rising interest rates and so forth. And I think it's getting to the point where some of our managed mobility services is going to be key here. But before I say anything, our CRO, Jason Holloway, is on the call with us, and I'll have him take that question. Jason, do you want to take it away?

Jason Holloway
Chief Revenue Officer

Yes, sure. Thanks, Jin. I would say that right now, opportunities for the first time in a long time are really balanced. I would say on the federal and government side of the house, WidePoint now has such a strong past performance history that I think that along with all of the GSA schedule and all of the federal accreditations that we have in place, it's really given us a leg up over our competition.

So as you may have heard in the past on our previous earnings calls, we talk a lot about partnering with large systems integrators. And that's something that we continue to do because once again, we check boxes that they don't.

Earlier in this call, Jin talked about the progress that we're making on our FedRAMP accreditation on the managed mobility inventory and asset management and everything that's related to our proprietary software platform. Again, that's really given us a huge key differentiator over our competition and has really given us a very strong position on the government side.

The downside is, is that everything with the government, as you know, moves at glacier speed. So the sales cycle on that side is a little longer than it is on the commercial.

As we switch to the commercial side, we've seen a huge uplift there. And that is due to, again, Jin talking about all of the capital investments that we made in '22. We're putting this stuff into production in '23.

But I think more importantly, it's also the strategic team agreements that we've signed like as I discussed earlier in the call in my prepared remarks, with BK Technologies. That also has given us a huge leg up. So I think we're making a lot of headways there. And again, we just -- we stand on top of our accreditations, and that gives us a leg up over our competition. So hopefully, I answered your question.

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

Yes, that's very helpful. Appreciate that. My second question is, I was hoping just to get a little bit more color on what you're looking for in potential M&A target. How do you prioritize the walk list, I guess?

Jin H. Kang
President, CEO & Director

Yes. So thank you again for that question, Scott. As I mentioned in my prepared remarks, with the rise of the interest rates, and so we see the environment turning to a more of a buyers' market. So I think that, that should be good for us.

In terms of our targets of opportunity, we are looking for companies that gives us both a vertical and horizontal integration opportunities. Vertical, meaning companies that will extend and deepen our capabilities in the identity management and managed mobility services and the digital billing and analytics, those areas and of course, our IT as a service. And horizontal, meaning looking for companies that essentially do the same thing that we do. And we will bring them on to our delivery system and eliminating the redundancies, making those deals immediately accretive.

We're looking for companies that are established with revenues and near breakeven. And by being -- again, as I said, if we remove the redundancies and integrate them within our organization and put them on to our -- what we believe is a superior delivery platform, we can make those deals immediately accretive.

And so those are the types of opportunities that we're looking for, and they're out there. And I think the market is getting frothier as companies are looking for other alternatives now.

Operator

We received a question from an investor. Can you please talk a bit about Q1 so far and speak to any seasonality?

Jin H. Kang
President, CEO & Director

Sure. Thank you for that call, operator. In terms of our Q1, we are still going through the process of closing our books, and we haven't got the full picture of Q1. But we can tell you that historically, Q1 is generally our slower quarter due to various things like federal government spending, debt limit crisis and so forth.

So we are continuing to invest in transitioning some customers from one of our strategic partners in the identity management business. And that will bear fruit probably about towards the end of the second quarter or third quarter.

We are also continuing to invest in sales and marketing, so that should increase some of our costs. And some of our revenue streams like the accessory sales and recycling business revenues are a bit lumpy. So it's hard to predict at this time.

And of course, lastly, there's also increases in fringe benefit cost. If you're familiar with federal and state unemployment taxes, FUTA and SUTA. If you looked at your 1044 and your pay stub, you've probably seen that. And that -- those payments usually happen in the first quarter. So that could lead to a softer Q1.

But as I said, our Q2 through the rest of the year looks fairly robust. And so as we get more -- a clearer picture on the Q1, we will put out a press release on that and also provide guidance, as I said, in mid-May of this year.

Operator

At this time, this concludes our question-and-answer session. If your question was not taken, please contact WidePoint's IR team at wyy@gatewayir.com. I'd now like to turn the call back over to Mr. Jin Kang for his closing remarks.

Jin H. Kang
President, CEO & Director

Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again, and have a great evening.

Operator
Thank you for joining us today for WidePoint's Fourth Quarter and Full Year 2022 Conference Call. You may now disconnect.